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                                                                  EXHIBIT (10l)
















                 SEVERANCE AGREEMENT BETWEEN JOHN E. FRECHETTE

                  AND THE COMPANY DATED AS OF FEBRUARY 1, 1999













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                                   AGREEMENT

         This AGREEMENT is made and entered into as of the 25th day of January, 1999, by and between JOHN E. FRECHETTE, an individual
("Employee"), and RUSSELL CORPORATION, an Alabama corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the design, manufacture and marketing of athletic and leisure clothing and fabrics, with its principal place of business located in Alexander City, Alabama; and

         WHEREAS, Employee has been employed by the Company; and

         WHEREAS, the Company and Employee desire to terminate their relationship in an orderly fashion.

         NOW, THEREFORE, in consideration of the terms, conditions, covenants and premises herein contained, it is mutually agreed by and between Employee and the Company as follows:

1. Resignation. Effective February 1, 1999, Employee resigns from active employment by the Company, and the Company accepts Employee's resignation.

2. Compensation. Commencing on February 28, 1999, and continuing through July 31, 1999, Employee shall be paid severance compensation of $22,083.33 per calendar month (the "Compensation"), to be paid at the times and in the manner specified in the Company's general policies regarding the payment of employment compensation as established from time to time. In the event that Employee has not secured other employment by July 31, 1999, the Company will extend the payment of severance compensation on a month-to-month basis up to a maximum of six (6) months (hereinafter referred to as "Conditional Severance Pay"). In the event that Employee obtains other employment, no further Conditional Severance Pay shall be due and payable to the Employee. In no event shall Conditional Severance Pay be paid after the earlier of the end of the month during which Employee obtains other employment or January 31, 2000. The payments hereunder shall be in full satisfaction of all amounts which may be due Employee under the Company's Salaried Employees Severance Pay Plan and shall be inclusive of any amounts payable as vacation pay or any other benefit. For federal, state and local tax purposes, said compensation shall be treated as "wages" and the Company shall withhold all appropriate taxes therefrom and shall remit such taxes, together with the taxes imposed byss.3111 of the Internal Revenue Code of 1986 on the Company, to the applicable taxing authorities; provided that subject to the Company's obligation to withhold and remit income tax on said compensation to the applicable taxing


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         authorities, Employee shall be responsible for and pay any additional income tax due and owing thereon.

3. Cooperation. Employee shall, upon request by the Company, render such information and assistance concerning Employee's former job responsibilities as the Company may request. Such information and assistance shall include, but not be limited to, information concerning duties, responsibilities, files, projects, documents, information, data, computer programs, filing dates, deadlines, correspondence, relationships, parties, contracts, legal documents, customers, price lists, product design and specifications, organizational structure, research and development activities, accounting information, equipment, agreements, claims, releases and any additional information (the "Information") the Company deems necessary, proper and relevant to the conduct of its business. Employee agrees to provide the Information as part of this Agreement and without additional compensation.

4. Medical Benefits. Until July 31, 1999, Employee shall, in the same manner and at the same cost to him as would be applicable to employees of the Company holding positions similar to the position which Employee held on the date of his resignation, continue participation and coverage for himself and, where applicable, his dependents under the following employee and fringe benefit plans and policies of the Company in which he participated at the time of his resignation, as, and to the extent, such plans or policies may hereafter from time to time be in effect:

         Group Health Plan

         In the event that Employee shall be entitled to receive Conditional Severance Pay, the entitlement to participate in the above-referenced employee and fringe benefit plans shall be extended for such time as Employee shall be entitled to receive Conditional Severance Pay. In the event that, prior to July 31, 1999, or during the period of Conditional Severance Pay, Employee is employed by another entity offering a group health insurance plan in which Employee may participate or terms and conditions similar to other employees of such employer, the Company shall have no further obligation under this paragraph. In no event shall Employee be entitled to participate in the Company's Group Health Plan after the earlier of Employee's eligibility to participate in another entity's health insurance plan or January 31, 2000. Employee shall be entitled to "COBRA continuation coverage" under any group health plan in accordance with Section 601 et seq. of the Employee Retirement Income Security Act of 1974 ("ERISA") on the terms and conditions provided herein for a period of eighteen months from the date Employee's participation in the Company's Group Health Plan ends.

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5.       Pension Benefits.

         (a) Employee shall be entitled to receive, and this Agreement shall not affect, Employee's benefits payable under the Company's Revised Pension Plan, 401(k) Retirement Savings Plan and Supplemental Retirement Benefit Plan, if any, which benefits shall be paid at the times and in the manner as Employee has or may hereafter elect under the terms of said plans.

         (b) To the extent the provisions of this Agreement constitute an "employee benefit plan" under ERISA, as amended, the claims procedure for such "employee benefit plan" shall be the claims procedure under the Company's Supplemental Executive Retirement Plan.

6. Exercise of Stock Options. Effective upon Employee's resignation from the active employment by the Company, all vested options granted by the Company to Employee for the purchase of the Company's stock pursuant to the Company's 1993 Executive Long-Term Incentive Plan (the "1993 Plan"), or any predecessor stock option plan sponsored by the Company shall remain exercisable at any time prior to the expiration date or until July 31, 1999, whichever period is shorter, in the manner specified in the 1993 Plan or predecessor stock option plan. The Company acknowledges that Employee possesses the following options to purchase shares of the Company's common stock:


           Grant Date                         Shares            Price
           ----------                         ------            -----
           December 31, 1991                  5,800             29.00
           July 28, 1993                      2,800             27.50
           January 26, 1994                   3,300             27.4375
           January 25, 1995                   4,100             30.00
           January 25, 1996                   3,700             27.25
           January 25, 1997                   3,500             30.875
           January 28, 1998                   4,500             24.375



7. Covenant Not to Compete. Commencing upon the execution of this Agreement and continuing through January 31, 2000, Employee shall not, directly or indirectly, individually or as a partner, corporate employee, member, stockholder (other than as a shareholder of less than 1% of a company whose shares are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934), officer, director, consultant or advisor, work for or lend assistance to a competitor of the Company engaged in manufacturing, marketing, selling or distributing activewear, athletic uniforms, knit shirts, socks, uniform fabrics or licensed sports apparel, or solicit any business from any customer of the Company for or on behalf of any such competitor of the Company. It is further agreed that due to the irreparable injury and damage to the Company resulting from Employee's violation of this covenant, the Company will be entitled to injunctive relief against


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         the violation by Employee of this covenant in addition to all other remedies otherwise available to the Company. If any court of competent jurisdiction should hold that the restrictions contained in this
         Section 7 are unreasonable, said restrictions shall be deemed to be reduced, but only to the extent necessary, in the opinion of said court, to make them reasonable.

8. Confidential Information. Employee agrees that all confidential information that comes into his possession by reason of his employment by the Company is the property of the Company. Employee shall not, during the term of this Agreement or thereafter, disclose or acknowledge the content of any confidential information to any person other than an employee of the Company who is authorized to possess such confidential information or Employee's advisors, such as accountants or attorneys. For the purposes of this Section 8, "Confidential Information" shall include all information relating to the operations of the Company which has not been specifically designated for release to the public by an authorized representative of the Company, including, without limitation, trade secrets, plans, pricing information, customer lists and other information developed by or originated by the Company for its own use.

9. Offers to Personnel. Employee acknowledges that the employees of the Company have been and will be trained at great expense by the Company, and the Company has a compelling interest in maintaining its contractual relationship and expectation of future contractual relationship with its employees. In addition, if the employees of the Company were to terminate their relationship with the Company and render services to Employee, Employee would be unfairly benefitted without adequate compensation to the Company, by the investment of the Company. Accordingly, Employee covenants that he shall not from the date hereof through January 31, 2000, directly or indirectly, impair or initiate any attempt to impair the relationship or expectancy of a continuing relationship which exists or will exist between the Company and its employees or make offers or contracts of employment or offers or contracts for services with such employees or with any partnership, company or association through which such employees may render services or employment to Employee.

10. Nondisclosure of Agreement. Employee shall not disclose or acknowledge the existence of this Agreement or any terms or conditions contained herein other than to Employee's advisors, such as accountants or attorneys.

11. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and placed in the United States Certified Mail, addressed to the party entitled to receive said notice, at the following addresses:

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         (a)      If to Employee:

                  Mr. John E. Frechette
                  200 West 60th Street
                  Apt. #15A
                  New York, NY 10023

         (b)      If to the Company

                  Michael W. Hager
                  Russell Corporation
                  755 Lee Street
                  P. O. Box 272
                  Alexander City, Alabama 35011-0272

         or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 11.

12. Assignment. Neither this Agreement, nor the rights or obligations of any party hereunder, may be assigned without the prior written consent of the other party; provided that in the event the Company is merged into another company or all or substantially all of the Company's assets are transferred to another company, such other company shall assume all of the obligations of the Company hereunder, and such transaction shall not require the consent of Employee for the rights of the Company hereunder to be assigned to such other company.

13. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

14. Section Headings. The headings of the sections of this Agreement are solely for the purpose of convenience and are not a part hereof, and shall not be used in the construction or interpretation of any provision.

15. Modifications. This Agreement may not be changed or modified, nor may any provision hereof be waived, except by an agreement in writing executed by the party against whom enforcement of the change, modification or waiver is asserted.

16. Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.


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17.      Governing Law. To the extent not preempted by federal law, this
         Agreement shall be construed and interpreted under, and the rights and obligations of the parties hereunder shall be controlled and governed by, the laws of the State of Alabama.

18. Execution of Release; Effect on Agreement. Concurrently with the execution and delivery of this Agreement by the parties hereto, and in consideration of the Company's delivery hereof, the Employee is executing and delivering in favor of the Company a Release as to certain matters. This Agreement shall not become effective until ten days following the date of execution and delivery of said Release. In the event of the revocation of said Release by the Employee in accordance with the provisions thereof, this Agreement shall be null and void and shall be of no further force and effect.

19. Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, paragraph, clause or term of this Agreement is void or unenforceable in whole or as applied in a particular situation, such determination shall not effect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect in such situation, and all provisions of this Agreement shall remain in full force and effect in any and all other situations.

         IN WITNESS WHEREOF, Employee and the Company have executed, or caused to be executed as of the date herein first above written.

                                                           EMPLOYEE

                                                 /s/ John E. Frechette
-------------------------------                 -------------------------------
Witness                                         John E. Frechette


                                                     RUSSELL CORPORATION

                                                By /s/ Mike W. Hager
                                                  -----------------------------
                                                Its Senior VP Human Resources
                                                  -----------------------------


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